Exhibit (a)(2)
14 December 2009
Cadbury Issues Defence Document
Announces higher Vision into Action targets for 2010 to 2013
Confirms Q4 trading in line with expectations
Reconfirms guidance for 2009
The Board of Cadbury plc (“Cadbury” or the “Company”) is today publishing its shareholder circular (the “Circular”) in response to the offer (the “Offer”) posted by Kraft Foods Inc. (“Kraft”) on 4 December 2009. As stated in Cadbury’s announcement on 9 November 2009, the Board unanimously rejects Kraft’s wholly inadequate offer as it substantially undervalues Cadbury and recommends shareholders reject the Offer.
The Board is committed to maximising shareholder value and believes that this is best achieved through the strong continuing performance of an independent Cadbury.
•	Cadbury is a business with exceptional growth opportunities, reflecting its strong position as a unique pure-play confectionery business, with iconic brands and leading positions in the attractive confectionery market

•	Cadbury has also built the leading position in emerging markets, which has driven significant revenue growth and which we expect to drive strong growth in the future

•	The first two years of Vision into Action have transformed Cadbury into a financially stronger, more competitive business which has delivered ahead of our plan

•	Kraft’s offer fails to recognise the value of Cadbury’s performance to date and the benefits of completing the Vision into Action plan set out in June 2007

•	Following a mid-term review of our plan, started in Spring 2009, we are today setting out upgraded targets for the next four years which are expected to deliver significant additional value. New long-term targets include:
o	Organic revenue growth of 5-7% per annum

o	Improved margins of 16-18% by 2013

o	80-90% operating cash conversion from 2011

o	Double digit growth in dividends per share from 2010 onwards
In addition to the announcement of its new Vision into Action targets, Cadbury has today provided an update on current trading and guidance for 2009, the text of which is included below.
Roger Carr, Chairman of Cadbury, said “Cadbury is an exceptional business worth much more than the offer put forward by Kraft. It is clear to all that Cadbury is a particularly attractive asset in the sector with iconic brands, a sharp category focus and an enviable geographic footprint.”
“We believe our shareholders should have the opportunity to reap the full rewards of the investment that has already been made in creating a platform for future improved revenue growth, enhanced profitability and high cash returns. Cadbury will have delivered average revenue growth of 6% per annum and improved margins by 350bps for the period 2007-09.* We are committed to the achievement of the higher Vision into Action targets and the creation of significant value — benefits that should fully accrue to our shareholders.”

“Kraft is trying to buy Cadbury on the cheap to provide much needed growth to their unattractive low-growth conglomerate business model. Don’t let Kraft steal your company with its derisory offer.”
Current Trading and Guidance for 2009
Performance through to the end of November has been in line with the upgraded expectations announced at the time of our third quarter Interim Management Statement on 21 October 2009.
All three categories continue to deliver good results with continued growth in Chocolate, further improvements in Gum and excellent growth in Candy. In Chocolate momentum continues in our emerging markets, particularly India and in key developed markets, including the UK where the business continues to grow despite lapping a record fourth quarter in 2008. In Gum, our innovation launches show early signs of good performance. Trident Layers in the US continues to gain share as distribution expands, while in South America new innovations, including new Trident packs, have supported strong growth. In Candy, excellent growth has been supported by Halls where effective commercial programmes and the unusually high flu incidence drove strong growth in the US.
Our emerging markets, led by India, Middle East and Africa and South America continue to show strong momentum. In developed markets, we continued to deliver robust growth in the UK and strengthening growth in the US.
Todd Stitzer, Cadbury’s CEO said: “Our strong momentum continues, as our standalone confectionery strategy continues to exceed expectations, with further good progress in October and November. As a result, we are reconfirming our guidance for full year constant currency revenue growth to be around the middle of our 4-6% goal range, and for an improvement of at least 135 basis points in constant currency trading margin.”*

*    This statement includes a profit forecast for the purpose of Rule 28 of the City Code. As such, it is a requirement that this statement be reported on by the Company’s reporting accountants and financial advisers in accordance with Rule 28 of the City Code. The bases and assumptions behind the guidance statements and the reports of the reporting accountant and financial advisers are set out in Appendix 2 of the Circular. The reporting accountant and financial advisers have given and not withdrawn their consent to publication.
Circular to shareholders
The Circular sets out in full the strengths and prospects of Cadbury including details on the next phase of its Vision into Action plan and explains why the Board believes shareholders should reject the Offer from Kraft.
Presentation for analysts and investors
Cadbury will host a presentation for analysts and investors at 10:30am today (the “Investor Presentation”), which will also include its regular pre-close trading update. The presentation will be webcast (www.cadbury.com) with a facility to participate in the Q&A session.
Conference call
Cadbury management will also hold a conference call at 3:00pm today for the benefit of investors unable to join the earlier presentation:

	UK and Europe	USA

15:00 GMT (16:00 CET, 10:00 ET)

Teleconference	0808 109 0700 /
	+44 (0)203 003 2666	+1 866 966 5335
Replay	+44 (0)208 196 1998	+1 866 583 1035
Replay Access Number:	3760437#	3760437#
Podcasts and transcripts of the conference calls will be available afterwards at www.cadbury.com. Copies of the Circular and the Investor Presentation are also available on Cadbury’s website.

High resolution images to accompany this announcement are available for the media to view and download free of charge from http://www.cadbury.com/media/imagelibrary.

For Further Information:

Cadbury plc	+44 1895 615000
http://www.cadbury.com

Capital Market Enquiries	+44 1895 615124
John Dawson, Michelle Rees and Basak Kotler

Media Enquiries Cadbury	+44 1895 615011
Trevor Datson
Finsbury	+44 20 7251 3801
Rollo Head
Finsbury US	+1 212 303 7600
Andy Merrill and Jeremy Fielding
About Cadbury
Cadbury is one of the world’s largest confectionery businesses with number one or number two positions in over 20 of the world’s 50 biggest confectionery markets. It also has the largest and most broadly spread emerging markets business of any confectionery company. With origins stretching back nearly 200 years, Cadbury’s brands include many global, regional and local favourites including Cadbury Dairy Milk, Flake, Creme Egg and Green & Black’s in chocolate; Trident, Dentyne, Hollywood and Bubbaloo in gum; and Halls, Cadbury Eclairs, Bassett’s and The Natural Confectionery Co. in candy.
Forward Looking Statements
Except for historical information and discussions contained herein, statements contained in these materials may constitute “forward looking statements” including within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by the fact that they do not relate only to historical or current facts or by the use of the words “may”, “will”, “should”, “plan”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “goal” or “target” or the negative of these words or other variations on these words or comparable terminology. Forward looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. These forward looking statements are based on numerous assumptions regarding the present and future strategies of each business and the environment in which they will operate in the future. In evaluating forward looking statements, you should consider general economic conditions in the markets in which we operate, as well as the risk factors outlined in our most recent Form 20-F filed with the US Securities and Exchange Commission (“SEC”) and posted on Cadbury plc’s website www.cadbury.com. These materials should be viewed in conjunction with our periodic half yearly and annual reports and other filings filed with or furnished to the SEC, copies of which are available from Cadbury plc, Cadbury House, Uxbridge Business Park, Sanderson Road, Uxbridge UB8 1DH, UK and from the SEC’s website at www.sec.gov. Cadbury plc does not undertake publicly to update or revise any forward looking statement that may be made in these materials, whether as a result of new information, future events or otherwise. All subsequent oral or written forward-looking statements attributable to Cadbury plc or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.
Sources and Bases
For sources of information and bases of calculation please refer to the Circular.

Further Information
Each of Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited is acting exclusively for Cadbury and for no-one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Cadbury for providing the protections afforded to their respective clients or for providing advice in relation to such matters.
In response to the Offer, Cadbury will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Holders of Cadbury Shares and Cadbury ADSs are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Cadbury are available free of charge on the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Cadbury may be obtained free of charge by contacting Cadbury’s media or investor relations departments at Cadbury House, Uxbridge Business Park, Sanderson Road, Uxbridge UB8 1DH, United Kingdom or on Cadbury’s website at www.cadbury.com.
Publication on Cadbury Website
A copy of this announcement will be made available for inspection on Cadbury’s website (www.cadbury.com) free of charge.

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